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                                  EXHIBIT 99.1


For Immediate Release           Media Contact:    Ron Whitmire      281-406-2210
April 1, 2002                   Investor Contact: Randy Burkhalter  281-406-2214



                    Parker Drilling Wins Kazakhstan Tax Case

HOUSTON - Parker Drilling Company (NYSE: PKD) today announced that the Supreme Court of Kazakhstan has ruled in favor of a company subsidiary on all significant issues which were the basis of a $29 million tax assessment by the Kazakhstan Ministry of State Revenue (MSR).

The ruling arises out of a lawsuit filed by the company's subsidiary, Parker Drilling Company International Limited (PDCIL), as a result of an audit of the Kazak branch of PDCIL in July 2001, in which the MSR assessed the branch approximately U.S.$29 million in additional taxes. The assessment was based primarily on the MSR's position that the $100 million received from PDCIL's customer, Offshore Kazakhstan International Operating Consortium (OKIOC), in reimbursement of capital expenditures incurred by PDCIL in making certain modifications to PDCIL's barge rig 257, was taxable income to the branch in connection with the branch's drilling contract with OKIOC. The branch received a favorable decision from the Astana City Court holding that the reimbursements were not income to the branch or otherwise subject to tax in Kazakhstan under the U.S.-Kazakhstan Tax Treaty. The MSR then appealed this decision to the Supreme Court of Kazakhstan.

"Our company's long-term commitment to Kazakhstan has been reinforced throughout this legal process," said Robert L. Parker Jr., president and CEO. "We look forward to continuing our successful partnership with the people of Kazakhstan."

The decision of the Supreme Court affirming the lower court decision dismissed approximately $27 million of the total tax assessment of the MSR. The Supreme Court ruled in favor of the MSR on other issues, the net effect of which is an assessment of approximately $2.3 million against PDCIL. However, since PDCIL is currently in an overpaid position with respect to its Kazakhstan taxes, management anticipates there will be little if any tax liability as a result of this decision.

The MSR has up to one year to appeal the Court's ruling.

                                     -MORE-


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Parker Drilling Company is a Houston-based global energy company specializing in offshore drilling and workover services in the Gulf of Mexico and international land and offshore drilling. Parker also owns Quail Tools, a provider of premium rental tools for oil and gas drilling. Parker Drilling has 79 marketed rigs and employs more than 3,500 people worldwide. For more information go to www.parkerdrilling.com.

This release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including the settlement of foreign tax liabilities, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ from those expressed or implied in the forward-looking statements. For a more detailed discussion of risk factors, please refer to the Company's reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2001. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement.

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